Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2015 Earnings Results

FAIRPORT, NY, July 29, 2015 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2015 second quarter results for the period ended June 30, 2015.

Summary Highlights

•	Second quarter income before taxes and economic net income, a non-GAAP measure, were $32.3 million and $20.3 million, or $0.24 per adjusted share

•	Assets under management (“AUM”) at June 30, 2015 were $43.1 billion, compared with $45.6 billion at March 31, 2015

•	Revenue for the second quarter decreased 16% year-over-year and decreased 4% sequentially to $87.0 million

•	The Company’s Board of Directors declared a quarterly dividend of $0.16 per share of Class A common stock

•	Enhanced product diversification including Unconstrained Bond and Quality Equity (concentrated global equity)

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “The first half of the year has been focused on implementing the previously discussed changes to our Investment Research Team to ensure that our execution is aligned with our investment philosophy. These changes, including a review and analysis of every portfolio holding, have proceeded as planned and we are beginning to see positive results. We are also continuing our increased efforts on client service, communicating our portfolio positioning with an emphasis on our process and long-term results. While we continue to work through the transition of several of our equity track records, we maintain proactive efforts in the defined contribution market and several other channels using new products with attractive track records.”

Second Quarter 2015 Financial Review

Manning & Napier reported second quarter 2015 revenue of $87.0 million, a decrease of 16% from revenue of $103.9 million reported in the second quarter of 2014, and a decrease of 4% from revenue of $90.4 million reported in the first quarter of 2015. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $45.3 billion, a 15% and 4% decrease from average AUM for the second quarter of 2014 and the first quarter of 2015, when average AUM was $53.1 billion and $47.1 billion, respectively. Revenue as a percentage of average AUM was 0.77% for the second quarter of 2015, compared to 0.78% for the second quarter of 2014 and first quarter of 2015.

Beginning in 2015, economic income is equivalent to income before provision for income taxes. The Company completed the service and performance-based vesting of pre-initial public offering ownership interests in 2014 and as such, no longer records non-cash reorganization-related share based compensation expense. Refer to the Non-GAAP Financial Measures section below for additional details.

Operating expenses for the second quarter 2015 were $53.2 million, a decrease of $8.2 million, or 13%, compared with the second quarter of 2014 excluding non-cash reorganization-related share-based compensation, and an increase of $0.6 million, or 1%, compared with the first quarter of 2015.

Compensation and related costs decreased by $4.6 million compared with the second quarter of 2014 excluding non-cash reorganization-related compensation and increased by $1.5 million compared with the first quarter of 2015. The expense decrease in the current quarter compared to the second quarter of 2014 was primarily due to lower incentive compensation costs for our investment team and sales professionals resulting from investment performance and net client outflows during the respective periods. As a percentage of revenue, compensation and related costs for the second quarter of 2015 were 33%, compared with 32% for the second quarter of 2014 and 30% for the first quarter of 2015.

Compensation and related costs include share-based compensation expense under the Company’s long-term incentive plan of $1.9 million for the second quarter of 2015, compared with expense of $0.5 million and $0.6 million for the second quarter of 2014 and first quarter of 2015, respectively. The increase in share-based compensation expense is primarily driven by the 2015 purchase of unvested pre-IPO ownership interests that were subsequently re-issued as Class A common stock with a six-year service vesting period.

Distribution, servicing and custody expenses for the second quarter of 2015 decreased by $4.1 million, or 21%, compared with the second quarter of 2014, and $1.0 million, or 6%, compared with the first quarter of 2015, while average mutual fund and collective trust AUM decreased by 21% and 6% for the respective periods. Other operating costs increased by $0.5 million, or 5%, compared with the second quarter of 2014, and $0.1 million, or 1%, compared with the first quarter of 2015.

Operating income was $33.8 million for the quarter, a decrease of $8.7 million, or 20%, from the second quarter of 2014 when excluding non-cash reorganization-related share-based compensation and a decrease of $4.0 million, or 11%, from the first quarter of 2015. Operating margin was 39% for the second quarter of 2015, compared with 41% for the second quarter of 2014 and 42% for the first quarter of 2015.

Non-operating loss was $1.5 million for the quarter, compared to non-operating income of $0.9 million and $0.8 million reported in the second quarter of 2014 and first quarter of 2015, respectively. The change in non-operating income in the current quarter is primarily due to the performance on investments held by the Company to provide initial cash seeding for product development purposes.

As defined in the Non-GAAP Financial Measures section below, the Company used economic income for periods prior to the first quarter of 2015 and continues to use economic net income to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported second quarter 2015 income before taxes of $32.3 million compared with economic income of $43.4 million in the second quarter of 2014, a 26% decrease, and income before taxes of $38.6 million in the first quarter of 2015, a 16% decrease. Also for the second quarter of 2015, economic net income was $20.3 million, or $0.24 per adjusted share, compared with $26.8 million, or $0.30 per adjusted share, in the second quarter of 2014 and $24.3 million, or $0.28 per adjusted share, in the first quarter of 2015.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the second quarter of 2015 was $30.2 million, compared with net income of $17.7 million in the second quarter of 2014 and net income of $36.1 million in the first quarter of 2015. GAAP net income attributable to the common shareholders for the second quarter of 2015 was $3.5 million, or $0.24 and $0.23 per basic and diluted share, respectively, and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Six-months ended June 30, 2015 Financial Review

Manning & Napier reported 2015 year-to-date revenue of $177.4 million, a decrease of 12% from revenue of $202.3 million reported in 2014. The decrease in 2015 was consistent with changes in average AUM, which decreased by 11% over the prior year. Revenue as a percentage of average AUM was 0.77%, compared to 0.78% for the prior year.

Operating expenses for 2015 year-to-date were $105.8 million, a decrease of $11.9 million, or 10%, from 2014. Compensation and related costs decreased by $7.6 million, or 12%, when compared to 2014. This decrease was primarily due to lower 2015 incentive compensation costs for our investment team and sales professionals resulting from investment performance and net client outflows during the respective periods.

This decrease was partially offset by an increase in share-based compensation expense of $1.3 million when compared to 2014. This increase was primarily driven by the 2015 purchase of unvested pre-IPO ownership interests that were subsequently re-issued as Class A common stock as well as the 2015 expense recognized for equity awards granted during the second quarter of 2014. As a percentage of revenue, compensation and related costs for 2015 were 31%, consistent with the prior year.

Distribution, servicing and custody expenses for 2015 decreased by $5.7 million, or 15%, from 2014, while average mutual fund and collective trust AUM decreased by 16% for the same period. Other operating costs increased by $1.5 million, or 9%, when compared to 2014.

Operating income was $71.6 million for the year, a decrease of $13.1 million, or 15%, from 2014 excluding non-cash reorganization-related share-based compensation. Operating margin for 2015 year-to-date was 40% compared to the prior year of 42%.

Non-operating loss for 2015 year-to-date was $0.7 million, a decrease of $4.1 million from non-operating income of $3.3 million reported in 2014. Non-operating income reported in 2014 included $2.1 million of income resulting from a decrease in the amounts payable under the tax receivable agreement driven by enacted changes in tax laws during 2014, which reduced expected tax benefits and subsequent payment of such benefits under the agreement. The remaining decrease in non-operating income from 2014 is due to the performance on investments held by the Company to provide initial cash seeding for product development purposes.

Manning & Napier reported 2015 year-to-date income before taxes of $70.9 million, compared with economic income of $88.0 million in 2014, a 19% decrease. Also for 2015 year-to-date, economic net income was $44.7 million, or $0.52 per adjusted share, compared with $54.4 million, or $0.61 per adjusted share in 2014.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the six months ended June 30, 2015 was $66.3 million, compared with net income of $35.4 million in 2014. GAAP net income attributable to the common shareholders for the six months ended June 30, 2015 was $6.8 million, or $0.48 and $0.47 per basic and diluted share, respectively.

Assets Under Management

As of June 30, 2015, AUM was $43.1 billion, a decrease of 6% from $45.6 billion as of March 31, 2015 and a decrease of 20% from $54.1 billion as of June 30, 2014. As of June 30, 2015, the composition of the Company’s AUM was 56% in separate accounts and 44% in mutual funds and collective investment trusts, compared to 55% and 51% in separate accounts and 45% and 49% in mutual funds and collective investment trusts as of March 31, 2015 and June 30, 2014, respectively.

Since March 31, 2015, AUM decreased by $2.5 billion, including decreases of 4% in separate accounts and 8% in mutual funds and collective investment trusts. This decrease in AUM was attributable to net client outflows of $2.8 billion offset by market appreciation and other changes of $0.3 billion. The net client outflows of $2.8 billion consisted of net client outflows for both the mutual funds and collective investment trusts products and separate accounts of $1.7 billion and $1.1 billion, respectively. The annualized separate account retention rate for the three months ended June 30, 2015 was 88%, compared to 93% for the rolling twelve months ended June 30, 2015.

When compared to June 30, 2014, AUM decreased by $11.0 billion from $54.1 billion, including a decrease of $3.4 billion, or 12%, in separate account AUM and a decrease of $7.6 billion, or 29%, in mutual fund and collective investment trusts AUM. The $11.0 billion decrease in AUM from June 30, 2014 to June 30, 2015 was attributable to net client outflows of $8.4 billion, as well as market depreciation and other changes of $2.5 billion. The net client outflows of $8.4 billion consisted of $2.7 billion of net outflows for separate accounts, and $5.7 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet

Cash and cash equivalents were $94.6 million at June 30, 2015, compared with $80.4 million at March 31, 2015. The increase in cash and cash equivalents during the quarter was primarily driven by net income after adjustment for non-cash items and the timing of accrued incentive compensation payments. This increase was partially offset by Manning & Napier Group, LLC’s distribution of $31.3 million in cash for the quarter, resulting in a $0.16 per share second quarter dividend.

On April 23, 2015, the Company entered into an unsecured revolving credit agreement that provides borrowing capacity of up to $100.0 million, with a feature providing for an increase in the line to $150.0 million on approval by the lending group. At June 30, 2015, no amounts have been borrowed under the credit agreement and the Company was in compliance with all financial covenants.

Conference Call

Manning & Napier will host a conference call to discuss its 2015 second quarter financial results on Thursday, July 30, 2015, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 80425728. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company’s website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through August 6, 2015. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 80425728. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management used economic income and continues to use economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income prior to the first quarter of 2015, excluded from income before provision for income taxes the reorganization-related share-based compensation, which resulted in non-cash compensation expense reported over the vesting period. Upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees, other than William Manning, were modified such that 85% of their pre-IPO ownership interests were subject to service and performance-based vesting through 2014. Beginning with the period ending March 31, 2015, economic income is equivalent to income before provision for income taxes.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 37.0% on income before taxes for 2015 and 38.25% on economic income for prior periods, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 498 employees as of June 30, 2015.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Shannon Lappin

Manning & Napier, Inc.

585-325-6880

slappin@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues
Investment management services revenue	$86,973	$90,426	$103,864	$177,399	$202,334
Expenses
Compensation and related costs	28,309	26,818	56,148	55,127	107,958
Distribution, servicing and custody expenses	15,840	16,832	19,964	32,672	38,404
Other operating costs	9,036	8,942	8,565	17,978	16,502

Total operating expenses	53,185	52,592	84,677	105,777	162,864

Operating income	33,788	37,834	19,187	71,622	39,470
Non-operating income (loss)
Non-operating income (loss), net	(1,499)	756	908	(743)	3,345

Income before provision for income taxes	32,289	38,590	20,095	70,879	42,815
Provision for income taxes	2,081	2,479	2,360	4,560	7,436

Net income attributable to the controlling and the noncontrolling interests	30,208	36,111	17,735	66,319	35,379
Less: net income attributable to the noncontrolling interests	26,705	32,802	17,036	59,507	34,599

Net income attributable to Manning & Napier, Inc.	$3,503	$3,309	$699	$6,812	$780

Net income per share available to Class A common stock
Basic	$0.24	$0.24	$0.05	$0.48	$0.06

Diluted	$0.23	$0.24	$0.05	$0.47	$0.06

Weighted average shares of Class A common stock outstanding
Basic	13,739,923	13,713,540	13,667,861	13,726,804	13,651,223

Diluted	14,002,133	13,914,908	13,820,309	13,965,655	13,788,381

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income attributable to Manning & Napier, Inc.	$3,503	$3,309	$699	$6,812	$780
Plus: net income attributable to the noncontrolling interests	26,705	32,802	17,036	59,507	34,599

Net income attributable to the controlling and the noncontrolling interests	30,208	36,111	17,735	66,319	35,379
Provision for income taxes	2,081	2,479	2,360	4,560	7,436

Income before provision for income taxes	32,289	38,590	20,095	70,879	42,815
Reorganization-related share-based compensation	—	—	23,267	—	45,208

Economic income	32,289	38,590	43,362	70,879	88,023
Adjusted income taxes	11,947	14,278	16,586	26,225	33,669

Economic net income	$20,342	$24,312	$26,776	$44,654	$54,354

Reconciliation of non-GAAP per share financial measures:
Net income available to Class A common stock per basic share	$0.24	$0.24	$0.05	$0.48	$0.06
Plus: net income attributable to the noncontrolling interests per basic share	1.96	2.39	1.25	4.35	2.53

Net income attributable to the controlling and the noncontrolling interests per basic share	2.20	2.63	1.30	4.83	2.59
Provision for income taxes per basic share	0.15	0.18	0.17	0.33	0.54

Income before provision for income taxes per basic share	2.35	2.81	1.47	5.16	3.13
Reorganization-related share-based compensation per basic share	—	—	1.70	—	3.32

Economic income per basic share	2.35	2.81	3.17	5.16	6.45
Adjusted income taxes per basic share	0.87	1.04	1.21	1.91	2.47

Economic net income per basic share	1.48	1.77	1.96	3.25	3.98
Less: impact of Manning & Napier Group, LLC units and unvested equity awards converted to publicly traded shares	(1.24)	(1.49)	(1.66)	(2.73)	(3.37)

Economic net income per adjusted share	$0.24	$0.28	$0.30	$0.52	$0.61

Weighted average shares of Class A common stock outstanding - Basic	13,739,923	13,713,540	13,667,861	13,726,804	13,651,223
Weighted average exchangeable units of Manning & Napier Group, LLC	67,896,484	73,511,251	73,696,130	70,688,357	74,761,000
Weighted average unvested equity awards	1,911,087	854,015	508,918	1,385,471	463,172

Weighted average adjusted Class A common stock outstanding	83,547,494	88,078,806	87,872,909	85,800,632	88,875,395

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of March 31, 2015	$25,151.6	$20,469.4	$45,621.0	$25,413.4	$18,957.4	$1,250.2	$45,621.0
Gross client inflows	560.3	993.7	1,554.0	1,014.8	485.8	53.4	1,554.0
Gross client outflows	(1,687.9)	(2,688.3)	(4,376.2)	(1,551.4)	(2,688.1)	(136.7)	(4,376.2)
Market appreciation/(depreciation) & other (1)	181.2	126.1	307.3	23.5	292.6	(8.8)	307.3

As of June 30, 2015	$24,205.2	$18,900.9	$43,106.1	$24,900.3	$17,047.7	$1,158.1	$43,106.1

Average AUM for period	$24,965.0	$20,300.7	$45,265.7	$25,376.3	$18,708.2	$1,181.2	$45,265.7

As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Gross client inflows	691.4	1,275.9	1,967.3	1,308.6	606.1	52.6	1,967.3
Gross client outflows	(1,140.4)	(3,434.7)	(4,575.1)	(1,312.2)	(3,213.2)	(49.7)	(4,575.1)
Market appreciation/(depreciation) & other (1)	191.9	235.3	427.2	138.0	280.4	8.8	427.2

As of March 31, 2015	$25,151.6	$20,469.4	$45,621.0	$25,413.4	$18,957.4	$1,250.2	$45,621.0

Average AUM for period	$25,430.0	$21,675.7	$47,105.7	$25,374.6	$20,481.5	$1,249.6	$47,105.7

As of March 31, 2014	$27,217.5	$24,973.9	$52,191.4	$24,513.3	$26,539.9	$1,138.2	$52,191.4
Gross client inflows	935.0	1,605.7	2,540.7	1,190.0	1,292.3	58.4	2,540.7
Gross client outflows	(1,761.7)	(1,134.5)	(2,896.2)	(877.1)	(1,962.8)	(56.3)	(2,896.2)
Market appreciation/(depreciation) & other (1)	1,230.8	1,011.9	2,242.7	1,065.4	1,098.6	78.7	2,242.7

As of June 30, 2014	$27,621.6	$26,457.0	$54,078.6	$25,891.6	$26,968.0	$1,219.0	$54,078.6

Average AUM for period	$27,413.4	$25,709.2	$53,122.6	$25,167.0	$26,766.6	$1,189.0	$53,122.6

For the six-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Gross client inflows	1,251.7	2,269.6	3,521.3	2,323.4	1,091.9	106.0	3,521.3
Gross client outflows	(2,828.3)	(6,123.0)	(8,951.3)	(2,863.6)	(5,901.3)	(186.4)	(8,951.3)
Market appreciation/(depreciation) & other (1)	373.1	361.4	734.5	161.5	573.0	—	734.5

As of June 30, 2015	$24,205.2	$18,900.9	$43,106.1	$24,900.3	$17,047.7	$1,158.1	$43,106.1

Average AUM for period	$25,204.0	$20,988.3	$46,192.3	$25,379.5	$19,602.2	$1,210.6	$46,192.3

As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Gross client inflows	1,651.3	3,295.4	4,946.7	2,327.5	2,494.0	125.2	4,946.7
Gross client outflows	(2,837.7)	(2,383.0)	(5,220.7)	(1,820.0)	(3,261.9)	(138.8)	(5,220.7)
Market appreciation/(depreciation) & other (1)	1,973.0	1,553.4	3,526.4	1,673.9	1,758.9	93.6	3,526.4

As of June 30, 2014	$27,621.6	$26,457.0	$54,078.6	$25,891.6	$26,968.0	$1,219.0	$54,078.6

Average AUM for period	$27,148.2	$24,948.6	$52,096.8	$24,575.9	$26,356.4	$1,164.5	$52,096.8

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including asset acquisitions and net reinvested dividends.

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